Exhibit 10.15

SECURED NON-REVOLVING TIME NOTE

$1,250,000.00	January 20, 2004 Boston, Massachusetts

Unless the entire principal balance hereunder is converted to a term note in accordance with the Agreement for value received, on January 20, 2005, the undersigned, Curis, Inc. (the “Borrower”) promises to pay to Boston Private Bank & Trust Company (the “Bank”), or order, the principal sum of One Million Two Hundred Fifty Thousand ($1,250,000.00) Dollars, or if less, such amount as may be the aggregate unpaid principal amount of all Advances made by the Bank to the Borrower pursuant to a Line of Credit Agreement for the Acquisition of Equipment and Leasehold Improvements between the Borrower and the Bank of even date (the “Agreement”), together with interest (as provided below) on the aggregate unpaid principal balance from time to time outstanding on the first day of each calendar month, commencing on the first day of the first month next succeeding the date hereof, at a fluctuating interest rate per annum equal to the Bank’s Base Rate in effect from time to time plus one (1.0%) percent per annum. Each change in such interest rate shall take effect simultaneously with the corresponding change in such Base Rate. “Base Rate” shall mean the rate of interest announced by Bank in Boston from time to time as its Base Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank. Interest shall be calculated on the basis of actual days elapsed and a 360-day year.

Upon the Borrower’s request, the Bank shall, so long as there has not occurred an Event of Default under the Agreement and there has not been a material adverse change in Borrower’s financial condition, make loans and advances to the Borrower from time to time in accordance with the terms of the Agreement in an aggregate amount not to exceed the maximum principal amount of this Note, and the Borrower may repay but not reborrow such loans and advances, provided, that no further advances of principal shall be made after January 20, 2005 (the “Termination Date”).

If the outstanding balance of each advance evidenced by this Note is not paid in full when due or after the occurrence of an Event of Default, interest on such unpaid balance shall thereafter accrue and be payable at a per annum rate equal to four (4%) percent greater than the rate of interest otherwise applicable to such balance (the “Default Rate”). In no event, however, shall advances evidenced by this Note bear interest at a rate in excess of the maximum interest permitted by applicable law.

At the option of the Bank, this note shall become immediately due and payable upon the occurrence at any time of: (i) the failure to pay in full and when due any installment of principal or interest hereunder provided that (a) an Event of Default shall not be deemed to have occurred if it is the Bank’s responsibility to automatically debit loan payments directly from Borrower’s accounts (to the extent Borrower has funds in its accounts to make such payments), (b) the Borrower shall be given a ten (10) day grace period from payment due date until Event of Default is deemed to have occurred; (ii) a non-monetary Event of Default as defined in the Agreement shall have occurred and be continuing after the expiration of thirty (30) days from such Event of Default; or (iii) termination of the Agreement.

Any deposits or other sums at any time credited by or due from the Bank to the Borrower or any guarantor hereof, and any securities or other property of the Borrower or any such guarantor, in the possession of the Bank, may at any and all times be held and treated as security for the payment of the liabilities hereunder; and the Bank may apply or set off such deposits or other sums, at any time after the occurrence of an Event of Default hereunder, and without notice to the Borrower or to any such guarantor, against any of such liabilities, whether or not the same have matured, and whether or not other collateral is available to the Bank.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every other maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

The Borrower agrees to pay all costs of collection of the principal of and interest on this Note; including, without limitation, reasonable attorneys’ fees within thirty (30) days of being presented an invoice therefore.

THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT THE BORROWER OR THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED THERETO. THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS TRANSACTION BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts, and this Note shall be deemed to be under seal.

This Note shall be deemed “cancelled” and no longer in full force and effect upon the conversion of this Note to a term note and the execution of such term note.

WITNESS:	CURIS, INC.

/s/ SHEILA MURPHY	By:	/s/ MICHAEL P. GRAY

Michael P. Gray, Vice President, Finance and Chief Financial Officer

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss:	January 20, 2004

Then personally appeared the above named, Michael P. Gray, Vice President, Finance and Chief Financial Officer of Curis, Inc. and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of such corporation, before me

/s/ MARY ELIZABETH POTTHOFF

Mary Elizabeth Potthoff, Notary Public

My Commission Expires: 01/26/07

THIS NOTE IS SECURED PURSUANT TO A SECURITY AGREEMENT (SPECIFIC EQUIPMENT) BETWEEN THE BORROWER AND THE BANK OF EVEN DATE.

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